Exhibit 10.33
FORM OF EXTERRAN HOLDINGS, INC. AWARD NOTICE
TIME-VESTED RESTRICTED STOCK
Exterran Holdings, Inc. (the “Company”), has granted to you,                      (the “Participant”), shares of restricted stock under the Exterran Holdings, Inc. 2007 Stock Incentive Plan (the “Plan”). All capitalized terms not expressly defined in this Award Notice but defined in the Plan shall have the same meaning ascribed to them in the Plan.
The main terms of your Award are as follows:
     1. Award. You have been granted                      shares of Company restricted stock (the “Award” or “Restricted Stock”).
     2. Grant Date. The date of this Award is                                          (the “Grant Date”).
     3. Vesting. Your Award is subject to a vesting schedule. A portion of your Award (rounded to the nearest whole number) will automatically vest on each of the dates (a “Vesting Date”) indicated in the table below. However, you must be employed by the Company or one of its Affiliates at all times from the Grant Date up to and including the applicable Vesting Date for that portion of the Award to vest. Contact Tiffany Lawrence at (281) 405-5115 with any questions concerning the vesting of your Award.

Vesting Date	Number of Shares Vested

     4. Termination of Employment. If your employment with the Company or an Affiliate terminates for any reason (other than as a result of death or Disability), the unvested portion of your Award will be automatically forfeited on the date of such event unless the Compensation Committee directs otherwise. If your employment with the Company terminates as a result of your death or Disability, the unvested portion of your Award will immediately vest in full and all restrictions applicable to your Award will cease as of that date.
     5. Stockholder Rights. You will have the right to vote your shares of Restricted Stock and receive dividends, if any, with respect to your Restricted Stock, regardless of vesting; however, the Company will withhold delivery of your shares until they are vested.
     6. Non—Transferability. Prior to vesting, you cannot sell, transfer, pledge, exchange or otherwise dispose of your shares of Restricted Stock (except by will or the laws of descent and distribution).
     7. No Right to Continued Employment. Nothing in this Award Notice guarantees your continued employment with the Company or its Affiliates or interferes in any way with the right of the Company or its Affiliates to terminate your employment at any time.
     8. Data Privacy. You consent to the collection, use, processing and transfer of your personal data as described in this paragraph. You understand that the Company and/or its Affiliates hold certain personal information about you (including your name, address and telephone number, date of birth, social security number, social insurance number, etc.) for the purpose of administering the Plan (“Data”). You also understand that the Company and/or its Affiliates will transfer this Data amongst themselves as necessary for the purpose of implementing, administering and managing your participation in the Plan, and that the Company and/or its Affiliates may also transfer this Data to any third parties assisting the Company in the implementation, administration and management of the Plan. You authorize them to receive, possess, use, retain and transfer the information, in electronic or other form, for these purposes. You also understand that you may, at any time, review the Data, require any necessary changes to the Data or withdraw your consent in writing by contacting the Company. You further understand that withdrawing your consent may affect your ability to participate in the Plan.
     9. Withholding. Your Award is subject to applicable income tax, social insurance, or social security withholding obligations, and the Company and its Affiliates may, in their sole discretion, withhold a sufficient number of shares of Common Stock that are otherwise issuable to you pursuant to your Award to satisfy any such withholding obligations. If necessary, the Company also reserves the right to withhold from your regular earnings an amount sufficient to meet the withholding obligations.
     10. Plan Governs. This Award Notice is subject to the terms of the Plan, a copy of which is available on the Company’s website or which will be provided to you upon written request addressed to Exterran Holdings, Inc., Stock Plan Administration, 12001 N. Houston Rosslyn, Houston, TX 77086. All the terms and conditions of the Plan, as may be amended from time to time, and any rules, guidelines and procedures which may from time to time be promulgated and adopted pursuant to the Plan, are hereby incorporated into this Award Notice, without regard to whether such terms and conditions are not otherwise set forth in this Award Notice. In the event of a discrepancy between this Award Notice and the Plan, the Plan shall govern.
     11. Participant Acceptance. If you do not accept the Award or the terms of the Award, you must notify the Company in writing at the address provided above within thirty (30) days of delivery of this Award Notice. Otherwise, the Company will deem the Award and the terms of the Award accepted by you.

EXTERRAN HOLDINGS, INC.
By:
Stephen A. Snider
President and Chief Executive Officer